UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2017

VULCAN MATERIALS COMPANY

(Exact name of registrant as specified in its charter)

New Jersey	001-33841	20-8579133
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Urban Center Drive

Birmingham, Alabama 35242

(Address of principal executive offices) (zip code)

(205) 298-3000

Registrant’s telephone number, including area code:

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

On June 12, 2017, Vulcan Materials Company (the “Company”) priced its offering of $250 million aggregate principal amount of senior unsecured floating rate notes due 2020, $50 million aggregate principal amount of senior unsecured 3.90% notes due 2027, and $700 million aggregate principal amount of senior unsecured 4.50% notes due 2047. The Company intends to use the net proceeds from the notes offering, bank borrowings and cash on hand to fund the previously announced proposed acquisition of Aggregates USA LLC and the redemptions of the Company’s notes due 2018 as described below.

On June 12, 2017, the Company elected to redeem all of the approximately $273 million aggregate principal amount of its outstanding 7.00% Notes due 2018 (CUSIP No. 929160AK5), and all of the $250 million aggregate principal amount of its outstanding 10.375% Notes due 2018 (CUSIP No. 929160AM1). On June 12, 2017, Regions Bank, as trustee and paying agent under the indenture governing each such series of the notes, mailed notices of redemption to the applicable record holders. The redemptions of each such series of the notes are scheduled to occur on July 12, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vulcan Materials Company

Date: June 12, 2017	By:	/s/ Jerry F. Perkins Jr.
	Name:	Jerry F. Perkins Jr.
	Title:	General Counsel and Secretary